David Lubin & Associates, PLLC
10 Union Avenue, Suite 5
Lynbrook, NY 11563
Telephone: (516) 887-8200
Facsimile: 516-887-8250
david@dlubinassociates.com

October 31, 2011

Buckeye Oil & Gas, Inc.
8275 S. Eastern Avenue, Suite 200
Las Vegas, Nevada, 89123

           Re:           Registration Statement on Form S-1 (File No. 333-176729)

Gentlemen:

We have acted as counsel to Buckeye Oil & Gas, Inc. (the "Company") in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (File No. 333-176729) (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed resale of up to 22,200,000 shares of common stock of the Company (the “Shares”) to be offered pursuant to the prospectus which is part of the Registration Statement.

In connection therewith, we have examined and relied, upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company; (c) the Registration Statement and the exhibits thereto; and (d) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as we have deemed necessary as to matters of fact and have made such examination of laws as we have deemed relevant as a basis for the opinions herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies.

Based upon and subject to the foregoing, we are of the opinion that that the outstanding Shares are validly issued, fully paid and non-assessable.

We are attorneys admitted to practice in New York. We are familiar with the applicable provisions of the Florida Business Corporation Act, the applicable provisions of the Florida Constitution and reported judicial decisions interpreting those laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Florida corporation. This opinion letter is opining upon and is limited to the federal securities laws of the United States and Florida law. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely,
/s/ David Lubin & Associates, PLLC
DAVID LUBIN & ASSOCIATES, PLLC